POWER OF ATTORNEY


The undersigned, William P. Harrington
("Harrington"), as a Section 16 reporting person of TBS International Limited (the "Company"), hereby constitutes and appoints Tara C. DeMakes ("DeMakes"), as his true and lawful attorney-in-fact ("Attorney-In-Fact") to:

1. complete and execute Forms ID, 3, 4 and 5 and other forms and all amendments thereto as such Attorney-In-Fact in her discretion shall determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) ("Section 16") and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of Harrington's ownership, acquisition or disposition of securities of the Company; and

2. do all acts necessary
in order to file such forms with the Securities and Exchange Commission ("SEC"), any securities exchange or national association, the Company or such other person, entity or agency as the Attorney-In-Fact shall deem appropriate. Harrington agrees to ratify and confirm and hereby ratifies and confirms, the signing, execution and delivery to the SEC, any securities exchange or national association, the Company or any other person, entity or agency on Harrington's behalf, of all documents that the Attorney-In-Fact shall or purports to sign, execute and deliver by virtue of this power of attorney ("Power of Attorney"), and all else that the said Attorney-In-Fact and agents shall do or cause to be done by virtue hereof. Harrington acknowledges that the foregoing Attorney-In-Fact, in serving in such capacity at his request, is not assuming, nor is the Company assuming, any of Harrington's responsibilities to comply with Section 16.

This
Power of Attorney shall remain in full force and effect until Harrington is no longer required to file Forms ID, 3, 4 and 5 with respect to his holdings of, and transactions in, securities issued by the Company, unless earlier terminated by the Attorney-In-Fact, and commences on the day and year written below.

This Power of Attorney shall be terminable by DeMakes at anytime and for any reason during the period of this Power of Attorney. Harrington shall have no power to terminate this Power of Attorney for its duration without prior notice to the Company.

This
Power of Attorney shall be governed by and the rights of the parties shall be construed in accordance with the laws of the state of New York (without reference to choice of law doctrine to the extent that the application of the laws of another jurisdiction would be required thereby).

IN
WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of June, 2005.

Signature: /s/ William P.
Harrington
Name:		  William P. Harrington

STATE OF NEW YORK


COUNTY OF WESTCHESTER



	On this 21st day of June,
2005, before me personally appeared William P. Harrington, to me personally known, who, being duly sworn, says that he resides at 36 DannFaron Road, Pound Ridge, NY, and he acknowledged that the execution of the foregoing Power of Attorney was his free act and deed.



Stephanie
Mondello
Notary Public




My Commission
Expires: February 6, 2007